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                                                                     EXHIBIT 2.2

                  AMENDMENT NO. 1 TO THE TRANSACTION AGREEMENT


     THIS AMENDMENT NO. 1 (the "Amendment") to the Transaction Agreement dated as of May 28, 1999 (the "Agreement") by and among Heilig-Meyers Associates, Inc., a Virginia corporation and a wholly-owned subsidiary of Heilig-Meyers Company ("Oldco"), HEILIG-MEYERS COMPANY, a Virginia corporation ("Seller") and MD Acquisition Corporation, a Virginia corporation ("Buyer") is entered into as of July 15, 1999.

     The parties desire to amend the Agreement and hereby agree as follows:

     1. Section 1.1(b)(ii) of the Agreement is deleted in its entirety and the following inserted in lieu thereof:

         "(ii) the aggregate of the Oldco Shares (representing all of the issued and outstanding capital stock of Oldco immediately prior to the Effective Time) shall, at the Effective Time, be converted into the right to receive (A) that number of fully paid and nonassessable shares of Surviving Corporation Common Stock such that, immediately following the Effective Time, Seller will own 7% of each class of the issued and outstanding Surviving Corporation Common Stock; (B) $214,175,000 cash, subject to a working capital adjustment as provided in
Section 1.2; and (c) junior subordinated notes in the principal amount of $7.5 million (the "Junior Subordinated Notes"), in the form attached hereto as Exhibit B ((A), (B) and (c) are collectively referred to in this Agreement as, the "Merger Consideration")."

     2. Section 8.1(a) of the Agreement is deleted in its entirety and the following inserted in lieu thereof:

         "From and after the Closing, subject to applicable law and except as contemplated hereby, Buyer will honor, in accordance with their terms, all Employee Plans that are sponsored solely by the Companies (and not by Seller) (the "Company Plans"). The term "Company Plans" shall include the obligation of Mattress Discounters to pay special bonuses to certain Employees, as described in the agreement set forth on Schedule 8.1 (the "Special Bonus Program"). Notwithstanding the foregoing, and subject to the terms of the Company Plans, nothing herein shall preclude Buyer from changing or terminating, on a prospective basis, any Company Plan (including the Special Bonus Program after all payments have been made or otherwise satisfied). On and after the Closing Date, Seller shall retain and have sole responsibility for all liabilities, obligations or commitments arising under or pertaining to all Employee Plans that are not Company Plans (including, without limitation, the Heilig-Meyers Company Executive Income Continuation Plan and the Heilig-Meyers Company Severance Plan)."
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     3.  Except as expressly set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Agreement.

     4. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument.

     5. This Amendment shall be governed by and construed in accordance with its laws of the Commonwealth of Virginia without regard to the conflict of laws rules thereof.

     6.  This Amendment shall be effective as of July 15, 1999.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                              Buyer:
                              -----

                              MD Acquisition Corporation,
                              a Virginia corporation


                              By:/s/ Michael A. Krupka
                                 ______________________________
                              Title:  Vice President

                              Oldco:
                              -----

                              Heilig-Meyers Associates, Inc.
                              a Virginia corporation


                              By:/s/ R. B. Goodman
                                 ______________________________
                               Roy B. Goodman
                               Executive Vice President and
                               Chief Financial Officer
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                              Seller:
                              ------

                              HEILIG-MEYERS COMPANY,
                              a Virginia corporation


                              By:/s/ R. B. Goodman
                                 ______________________________
                              Roy B. Goodman
                              Executive Vice President and
                              Chief Financial Officer